Exhibit 10.1

DFC GLOBAL CORP.

EXECUTIVE RETENTION PLAN

The purpose of this DFC Global Corp. Executive Retention Plan (the “Plan”) is to promote the interests of DFC Global Corp. (the “Company”) by providing an incentive to selected employees of the Company to remain employed by the Company.

1. Award of Retention Bonus. Each eligible employee listed on Exhibit A (each a “Participant”) shall be eligible to earn a retention bonus in the amount set forth in such exhibit (the “Retention Bonus”), subject at all times to the terms and conditions of this Plan. The employees listed on Exhibit B shall be eligible to earn an additional retention bonus in the amount set forth in such exhibit (the “Supplemental Retention Bonus”).

2. Vesting and Payment.

2.1. Vesting. The Retention Bonus and Supplemental Retention Bonus will be earned and paid on the dates and in such amounts as set forth on Exhibit A and Exhibit B only if the Participant remains continuously employed by the Company through the specified date.

2.2. Payment of Retention and Supplemental Retention Bonus. Any portion of the Retention Bonus and Supplemental Retention Bonus which becomes vested shall be paid to the Participant in a lump sum within 30 days following the applicable date on which the bonus vests. The payments under this Plan are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.3. Termination by Company without Cause; Death; Disability. If a Participant separates from service with the Company due to the Participant’s “Disability” or a termination by the Company without “Cause,” the Participant shall be paid (i) the portion of the Retention Bonus that is next scheduled to be paid following the Participant’s separation from service in accordance with the schedule set forth in Exhibit A and (ii) the Supplemental Retention Bonus, to the extent not yet paid. For purposes of this Plan, the terms “Disability” and “Cause” shall have the meaning given them under the Company’s 2007 Equity Incentive Plan. If a Participant separates from service with the Company due to his death, any unpaid Retention Bonus and Supplemental Retention Bonus shall be paid in full.

2.3.1. Release; Payment Date. Notwithstanding any provision of this Plan, any portion of the Retention Bonus and Supplemental Retention Bonus which becomes payable under this Section 2.3 (other than due to the Participant’s death) is conditioned on the Participant’s execution, delivery and non-revocation of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company (the “Release”). Any payments due under this Section 2.4 will be paid to the Participant in a lump sum on the 60th day following his separation from service, provided that the Release is then irrevocable. If any Retention Bonus or Supplemental Retention Bonus payments owed to the Participant pursuant to this Section 2.3 are subject to the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) at the time of his or her separation from service, then notwithstanding the foregoing or any other provision of this Plan, such payment that is otherwise due within six (6) months following the Participant’s separation from service will be deferred (without interest) and paid to the Participant in a lump sum immediately following that six-month period.

2.4. Compliance with Section 280G. Except as otherwise provided in a Participant’s employment agreement, if any, if the value of any compensation provided pursuant to this Plan or otherwise is counted as a “parachute payment” within the meaning of Code Section 280G(b)(2), and the value of all such parachute payments and benefits would exceed 299% of the “base amount” applicable to the Participant under Code Section 280G, then the aggregate amount of payments to which Participant is entitled under this Plan shall be reduced to the minimum extent necessary so that the aggregate present value of such payments equals no more than 299% of Participant’s “base amount.”

2.5. Other Termination. If the Participant separates from service with the Company for any reason (other than as described in Section 2.3 above), any portion of the Retention Bonus and Supplemental Retention Bonus which remains unvested as of the date of such separation from service shall not be paid and shall immediately and automatically, without any action on the part of the Company, be cancelled.

3. Administration. The Plan shall be administered by the Human Resources and Compensation Committee of the Board (the “Committee”). The interpretation and construction by the Committee of any provisions of the Plan or of any awards granted under it shall be final and conclusive. No member of the Committee (or the Company’s Board of Directors) shall be liable for any action taken or determination made with respect to the Plan or any awards granted under it.

4. Amendment; Termination. The Committee may amend or terminate this Plan at any time and from time to time without the consent of any Participant hereunder; provided, however, that no such amendment or termination may diminish the rights of a Participant under this Plan without such Participant’s written consent.

5. Miscellaneous.

5.1. Continued Employment. The granting of an award under the Plan shall not confer upon a or Participant any right to continue as an employee of the Company, to receive future awards under the Plan, or to interfere in any way with the Company’s right to terminate such Participant’s employment.

5.2. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.

5.3. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Plan is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Plan will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

5.4. Withholding. The Company shall withhold from any cash or property otherwise payable to the Participant all taxes or other amounts required to be withheld pursuant to any applicable law.

EXHIBIT A

RETENTION BONUS

PARTICIPANT	VESTING DATE	RETENTION BONUS AMOUNT

Randy Underwood	March 31, 2014	$126,500
	June 30, 2014	$99,000
	September 30, 2014	$99,000
	December 31, 2014	$198,000

Mike Coury	March 31, 2014	$66,937
	June 30, 2014	$44,625
	September 30, 2014	$44,625
	December 31, 2014	$89,250

William Athas	March 31, 2014	$27,000
	June 30, 2014	$27,000
	September 30, 2014	$27,000
	December 31, 2014	$54,000

Mike Hudachek	March 31, 2014	$61,500
	June 30, 2014	$61,500
	September 30, 2014	$61,500
	December 31, 2014	$123,000

EXHIBIT B

SUPPLEMENTAL RETENTION BONUS

PARTICIPANT	VESTING DATE	SUPPLEMENTAL RETENTION BONUS AMOUNT

Randy Underwood	January 31, 2015	$27,500
	April 1, 2015	$350,000

Mike Coury	January 31, 2015	$22,312
	April 1, 2015	$150,000

Mike Hudachek	April 1, 2015	$150,000